Exhibit 10.4

SECURED PROMISSORY NOTE

$500,000	May 21, 2026

FOR VALUE RECEIVED, Vestand Inc., a Delaware corporation (“Payor”), promises to pay to MIN GAN ZHE INVESTMENT LIMITED, a Hong Kong corporation (the “Holder”), the principal sum of $500,000 (the “Principal Balance”) on the terms set forth below. Interest on the outstanding Principal Balance shall accrue at the rate of 8% per annum. Interest shall commence on the date hereof and shall continue on the outstanding principal until paid in full. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed.

This secured promissory note (this “Note”) is issued pursuant to the terms of that certain Loan Agreement (the “Agreement”) dated as of even date herewith between Payor and Holder. This Note shall be secured by Payor’s grant of a security interest and lien to Holder of that loan receivable owing to the Payor, including the principal and interest pursuant to that certain loan agreement, dated October 10, 2025, between the Payor and Vestand Korea Co., Ltd. (“Vestand Korea”), which can be perfected by the filing of a financing statement as more fully set forth in that certain Security Agreement by and between Payor and Holder (and incorporated herein by reference the “Security Agreement”).

1. Definitions. The following terms shall have the meanings herein specified:

a. “Event of Default” means an event specified in Section 3 hereof.

b. “Holder” means MIN GAN ZHE INVESTMENT LIMITED, a Hong Kong corporation, and each endorsee, pledgee, assignee, owner and holder of this Note, as such; and any consent, waiver or agreement in writing by the then Holder with respect to any matter or thing in connection with this Note, whether altering any provision hereof or otherwise, shall bind all subsequent Holders. Notwithstanding the foregoing, Payor may treat the registered holder of this Note as Holder for all purposes.

c. Collateral. The term “Collateral” shall mean that loan receivable owing to the Payor, including the principal and interest, pursuant to that certain loan agreement dated October 10, 2025, between the Payor and Vestand Korea.

2. Payment of the Note – Principal and Interest

a. Term. All Principal Balance and any unpaid accrued interest above shall be due and payable on November 10, 2026 (the “Maturity Date”). The Maturity Date may be extended by Holder, at the option of Holder and in its sole discretion, effective upon notice of such extension by Holder to Payor not less than 15 calendar days prior to the original Maturity Date. At any time after the Maturity Date (as it may be extended pursuant to this Section 2(a)), Holder may proceed to collect such outstanding Principal Balance and accrued interest. All payments shall be in lawful money of the United States of America and shall be made to Holder. All payments shall be applied first to accrued interest, and thereafter to the Principal Balance.

b. Interest Rate. The Principal Balance of all monies advanced by Holder under this Note shall bear interest at a rate equal to 8% per annum compounded annually on the basis of a 365-day year (the “Interest Rate”).

c. Calculation of Interest. Interest shall accrue on the Loan on the basis of a 365-day year. Payor agrees that any calculation of amounts accruing hereunder at the Interest Rate shall in each instance be made by Holder and shall, if determined in good faith, be conclusive and binding on Borrower in the absence of manifest error.

d. Payment. Payments received by Payor pursuant to the terms hereof shall be applied in the following manner: first, to the payment of all expenses, charges, late payment fees, costs and fees incurred by or payable to Holder and for which Holder is obligated pursuant to the terms of this Note, second, to the payment of all interest accrued to the date of such payment; and third, to the payment of the Principal Balance.

e. Payment on Event of Default. If any Event of Default occurs hereunder, then, at the option and upon the declaration of Holder of this Note and upon written notice to Payor (which election and notice shall not be required in the case of an Event of Default under Section 3(c) or 3(d)) and Payor’s subsequent failure to cure any such Event of Default under Section 3(d) within 30 calendar days following receipt of such written notice, this Note shall accelerate and all unpaid principal and accrued interest shall become due and payable, and, at any time thereafter, Holder may proceed to collect such outstanding principal and accrued interest.

f. Prepayment. Payor shall have the right to prepay all or any portion of the Principal Balance outstanding at any time prior to the Maturity Date without premium or penalty.

g. Attorney’s Fees. If an Event of Default shall occur hereunder, Payor shall pay all reasonable attorneys’ fees and court costs incurred by Holder in enforcing and collecting this Note.

3. Events of Default. The occurrence of any one or more of the following, if uncured within 30 calendar days from written notice thereof with respect to subsections (a) and (b) only and only in the first instance of such failure or breach and any instance thereafter, upon the occurrence, shall constitute an “Event of Default”:

a. Payor fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

b. Payor breaches any of its representations, warranties, covenants or agreements set forth in the Loan Agreement, the Security Agreement, this Note, or any other Loan Document;

c. Payor files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

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d. An involuntary petition is filed against Payor under any bankruptcy statute now or hereafter in effect, unless such petition is dismissed or discharged within 90 days thereafter, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody, or control of any property of Payor.

4. Non-Convertible Nature of Note. Holder and Payor acknowledge and agree that the Note shall not be convertible into any shares of capital stock or other equity securities of the Payor.

5. Collateral. The Note shall be secured by the Collateral. Vestand Korea acknowledges and agrees to the Payor’s pledge of the Collateral as security for the Note. Vestand Korea further agrees to execute all documents and agreements, and to make or cause to be made all filings, registrations, notices, and reports, in each case as may be necessary or advisable under applicable law to give effect to the transfer of rights to the Collateral to the Holder upon the Payor’s default, including any filings required by governmental authorities or corporate registries. Vestand Korea executes this Note solely for the purpose of acknowledging and agreeing to the obligations set forth in this Section 5.

6. Risk Factors. Holder acknowledges, agrees, and represents that it has reviewed the Risk Factors attached to the Agreement as Attachment A in its entirety.

7. Transfer. Holder may transfer or assign this Note subject to obtaining the prior written consent of Payor, and Holder, or its duly authorized representative, shall provide Payor a copy of the assignment duly executed by Holder.

8. Loss or Mutilation of Note. Upon receipt by Payor of evidence reasonably satisfactory to Payor of the loss, theft, destruction, or mutilation of this Note, together with an indemnity reasonably satisfactory to Payor, in the case of loss, theft, or destruction, or the surrender and cancellation of this Note, in the case of mutilation, Payor shall execute and deliver to Holder a new Note of like tenor and denomination as this Note.

9. Waiver or Amendment. Any term of this Note may be amended or waived with the written consent of Payor and Holder. The failure of Holder to enforce at any time any of the provisions of this Note shall not, absent an express written waiver signed by Holder specifying the provision being waived, be construed to be a waiver of any such provision, nor in any way to affect the validity of this Note or any part hereof or the right of Holder thereafter to enforce each and every such provision. No waiver of any breach of this Note shall be held to be a waiver of any other or subsequent breach.

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10. Compliance with Usury Laws. It is the intention of the parties to conform strictly to the applicable usury laws, whether pursuant to state, federal or other applicable law, that are applicable to this Note. All agreements between Payor and Holder, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no event, shall the amount paid or agreed to be paid to Holder under this Note, exceed the maximum amount permissible under applicable usury laws. If, under any circumstances, fulfillment of any provision hereof at the time performance of such provision shall be due, shall involve exceeding the limit of validity prescribed by law, then the obligation to be fulfilled shall be reduced to the limit of such validity; and if under any circumstances Holder shall ever receive an amount deemed interest by applicable law, which would exceed the highest lawful rate, such amount that would be excessive interest under applicable usury laws shall be applied to the reduction of the principal amount owing hereunder and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal and such other indebtedness, the excess shall be deemed to have been a payment made by mistake and shall be refunded to the Payor. The terms and provisions of this Section shall control and supersede every other provision of this Note, as applicable.

11. Notices. Any notice under this Note shall be in writing, without implying the obligation to provide such notice. Any notice to be given or document to be delivered under this Note shall be deemed to have been duly received on: (a) delivery, if delivered in person or by any expedited delivery service that provides proof of delivery; (b) electronically with confirmed receipt; or (c) the fifth Business Day after mailing, if mailed by certified mail, return receipt requested, postage prepaid, addressed to Holder or Payor at the appropriate addresses. The addresses for notices are those set forth below or such other addresses as may be hereafter specified by written notice by the parties:

If to Payor:	Vestand Inc.
104 Apple Blossom Cir.
Brea, CA 92821
Attn: Jiwon Kim, CEO
Email: jw@vestand.com

If to Holder:	MIN GAN ZHE INVESTMENT LIMITED
OFFICE 23, 5/f BEVERLEY COMMERCIAL CENTRE 87-105
CHATHAM ROAD SOUTH TSIM SHA TSUI, HONG KONG
Attn: ALEX AI
Email: 516618679@qq.com

If to Vestand Korea:	Vestand Korea Co., Ltd
Unit 1232, 12th Floor, 704 Seolleung-ro, Gangnam-gu, Seoul,
Republic of Korea (Cheongdam-dong, Cheongdam Building)
Attn: Jiwon Kim
Email: jw@vestand.com

12. Headings. The titles and headings to the Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Note. This Note shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Note to be drafted.

13. Governing Law. The validity, meaning, enforceability, and effect of this Note and the rights and liabilities of the parties shall be determined in accordance with the laws of the State of California. All parties acknowledge and hereby stipulate for the purpose of any future proceedings that this Note and all subsequent writings or documents relating or pertaining thereto are to be considered for all purposes, including, but not limited to, choice of law determinations, to have been executed and delivered by all parties within the actual geographic boundaries of California, even if such loan documents were, in fact, executed and delivered elsewhere.

14. Exclusive Jurisdiction and Venue. The parties agree that the state and federal courts in the County of Orange, State of California shall have sole and exclusive jurisdiction and venue for the resolution of all disputes arising under the terms of this Note and the transactions contemplated herein.

15. Attorneys’ Fees. In the event Holder shall commence legal proceedings against Payor to enforce the terms hereof, or to declare rights hereunder, as the result of a breach of any covenant or condition of this Note, Holder shall be entitled to recover from the Payor its costs of suit, including reasonable attorneys’ fees, as may be fixed by the court.

16. Counterparts. This Note may be executed in multiple counterparts, all of which together shall constitute one instrument.

17. Conflict Waiver. Holder hereby acknowledges that Kreditor Bolduc Risbrough LLP (the “Firm”) represents Payor with various legal matters and does not represent Holder in connection with this Note or the contemplated transaction nor in any other respect. Holder further acknowledges that the Firm has drafted this Note. Holder has been given the opportunity to consult with counsel of its choice regarding its rights under this Note. Holder hereby waives any action it may have against the Firm regarding any conflict of interest.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Payor has executed this Note as of the date first written above.

PAYOR:
Vestand Inc.,
a Delaware corporation

/s/ Jiwon Kim
By: Jiwon Kim
Its: Chief Executive Officer

ACKNOWLEDGED BY:

HOLDER:
MIN GAN ZHE INVESTMENT LIMITED,
A Hong Kong corporation

/s/ Alex AI
By: Alex AI
Its: Director

VESTAND KOREA:
VESTAND KOREA CO., LTD

/s/ Jiwon Kim
By: Jiwon Kim
Its: Director

[Signature Page to Secured Promissory Note]